News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Board Appoints Christopher Wright as an Independent Director

New York – (BUSINESS WIRE) – January 9, 2013 – Artio Global Investors Inc. (NYSE: ART) today announced that Christopher Wright has been appointed to its Board of Directors.  He was also appointed to its Audit, Compensation and Nominating and Corporate Governance committees.

Mr. Wright is Chairman of Emerging Markets Alternatives LLC, a private equity asset management firm, a director of Merifin Capital Group, a private European investment firm and serves as an advisor to Campbell Lutyens & Co. Ltd. and also to Hansa Capital LBG. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz AG. Mr. Wright is a director of Roper Industries Inc (NYSE), Idox PLC (AIM-London) and Yatra Capital Ltd. (Euronext). He is a Foundation Fellow of Corpus Christi College, Oxford and serves on its endowment committee.

“We are very pleased to welcome Christopher to our Board. He brings a wealth of public company and asset management industry experience,” said Tony Williams, Chief Executive Officer and director. “We look forward to working with him as we continue growing our highly rated fixed income strategies and reestablishing the competitiveness of our equity strategies.”

About the Company

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global”), a registered investment adviser that actively invests in global fixed income and equity markets primarily for institutional and intermediary clients.

Headquartered in New York City, Artio Global offers a select group of investment strategies including High Grade Fixed Income, High Yield, International Equity and Global Equity. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and mutual funds.

For more information, please visit www.artioglobal.com.

Investor Contact:	Media Contact:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com